Great American Group and B. Riley & Co. Combination Complete

-A uniquely positioned investment banking and financial services firm is created-

Woodland Hills, Calif. and LOS ANGELES (June 18, 2014) – Great American Group, Inc. (OTCBB: GAMR) (OTCBB: GAMRD) (“Great American Group”), a leading provider of asset disposition and financial advisory services, and B. Riley & Co., LLC (“B. RILEY”), a leading full-service investment bank, announced today the completion of their previously announced strategic combination, creating a uniquely positioned investment banking and financial services firm.

The terms of the transaction provide for the issuance of approximately 4.2 million shares of Great American Group common stock (subject to working capital adjustments) in exchange for 100 percent of the ownership interests of B. RILEY and certain of its affiliates. Great American Group and B. RILEY will operate collectively under the publicly traded holding company.

Mr. Bryant Riley, who has assumed the role of Chairman of the Board and Chief Executive Officer of the combined company said, “This transaction represents a transformative event for our firms and creates a single differentiated financial services group that provides new lines of financial products and services to meet the growing needs of our clients.”

“B. RILEY’s nearly 18 years of experience providing corporate finance, research and sales and trading services to consumer and retail companies complements services which Great American Group is providing to that same sector,” he added. “With virtually no overlap in our respective businesses, there are many opportunities where we can expand our relationships with existing clients, thereby delivering new services while enhancing shareholder value.”

Mr. Andrew Gumaer, who will remain in his role as Chief Executive Officer of the operating subsidiary for the Great American Group business said, “We have engaged in extensive collaboration planning and we are excited to combine our respective professional expertise to leverage client relationships across the businesses.”

Great American Group has over 40 years of experience in the asset valuation and disposition marketplace. As one of the largest appraisal practices in the U.S., Great American Group professionals conducted approximately 1200 appraisals for asset based lenders in 2013. Its real estate division works to create value from clients’ portfolios of owned and leased real property and counts Blockbuster, Kmart, Long Island National Golf Club and Tommy Hilfiger among its past clients. Great American Group also has a rich history of successfully executing asset disposition projects for major retailers such as Borders, Circuit City, Linens ‘n Things and Tower Records and has been responsible for running auctions for storied businesses from the Stardust Resort and Casino in Las Vegas to Hollywood Park Race Track.

Since its founding in 1997, B. RILEY has established itself as a leading underwriter of small and mid-cap equities for the institutional investor community. As a research-centric investment bank, B. RILEY has developed a strong reputation for its objective equity research coverage. Many of its senior research analysts hold #1, #2 or #3 rankings in the independent annual performance surveys conducted by the Wall Street Journal’s Best on the Street, Institutional Investor Awards, FT/Starmine Awards, Zacks Profit from the Pros, and more. Additionally, B. RILEY’s Corporate Finance Group addresses the financing needs of both private and public companies. With a concentration in the consumer/retail and technology sectors, B. RILEY maintains dedicated banking teams in 18 different industries, with experience with initial, secondary and follow-on public offerings, institutional private placements and merger and acquisition advisory services.

Earlier in the month, Great American Group announced a 1-for-20 reverse stock split which took effect June 3, 2014. For the first 20 business days post-reverse split, the stock trades under the symbol “GAMRD”, before reverting back to ticker symbol “GAMR”.

About Great American Group, Inc. (OTCBB: GAMR) (OTCBB: GAMRD)

Great American Group is a leading provider of asset disposition and auction solutions, advisory and valuation services, capital investment, and real estate advisory services for an extensive array of companies. A trusted strategic partner at every stage of the business lifecycle, Great American Group efficiently deploys resources with sector expertise to assist companies, lenders, capital providers, private equity investors and professional service firms in maximizing the value of their assets. The company has in-depth experience within the retail, industrial, real estate, healthcare, energy and technology industries. The corporate headquarters is located in Woodland Hills, Calif. with additional offices in Atlanta, Boston, Charlotte, N.C., Chicago, Dallas, New York, Norwalk, Conn., San Francisco, London, Milan and Munich. For more information, call (818) 884-3737 or visit www.greatamerican.com.

About B. Riley & Co., LLC

B. Riley & Co. is a leading investment bank which provides a full array of corporate finance, research, and sales & trading to corporate, institutional and high net worth individual clients. Investment banking services include initial, secondary and follow-on offerings, institutional private placements, and merger and acquisitions advisory to public and private middle market companies. The firm is nationally recognized for its highly ranked proprietary equity research. Founded in 1997, B. Riley & Co. is headquartered in Los Angeles and maintains offices in New York, San Francisco, and Newport Beach, Calif. It is a member of FINRA and SIPC. For more information, please visit www.brileyco.com.

Forward-Looking Statements
This press release may contain forward-looking statements by Great American Group that are not based on historical fact, including, without limitation, statements containing the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions and statements. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements. Such factors include those risks described from time to time in Great American Group’s filings with the SEC, including, without limitation, the risks described in Great American Group’s Annual Report on Form 10-K for the year ended December 31, 2013. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. All information is current as of the date this press release is issued, and Great American Group undertakes no duty to update this information.

Investor Contact

Phillip Ahn

Great American Group

Chief Financial Officer and Chief Operating Officer

(818) 884-3737

pahn@greatamerican.com

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